EXHIBIT 23.5

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of any properties of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) in the Company’s Registration Statement on Form S-11 (Commission File No. 333-196886), and the prospectus included therein (the “Prospectus”), and (2) the disclosure on page 122 and page 123 of the Prospectus that the amounts presented in the line item “Real estate investments” represent the sum of the estimated values of the Company’s properties as of each date presented.

/s/ REAL ESTATE RESEARCH CORPORATION
Real Estate Research Corporation
Houston, Texas
April 6, 2017